SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Soliciting Material Pursuant to §240.14a-12

CHOICE BANCORP, INC.

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CHOICE BANCORP, INC.
2450 Witzel Avenue
Oshkosh, Wisconsin 54904
(920) 230-1300

May 18, 2011

Dear Shareholder:

Choice Bancorp, Inc. will be holding its annual shareholder meeting at 9:30 a.m. on June 16, 2011, at the Hilton Garden Inn, 1355 West 20th Avenue, Oshkosh, Wisconsin.  In preparation for this meeting, we are including our shareholder proxy card, as well as our 2010 Annual Report, 2010 Financial Statement, and Proxy Statement.  Your vote is important regardless of the number of shares that you own.  Please take the time to complete and mail the proxy card, or you can vote via internet by following the instructions on the proxy card.

Before we discuss your company’s operating results for 2010, there were several significant events that have already occurred in 2011.  On March 10, 2011, we completed the reorganization of your company to Choice Bancorp, Inc.  Although this process requires action on your part to convert the shares, the reorganization is non-dilutive and will have no impact on your percent of ownership in the company.  The bank holding company structure is consistent with most community banks and will help our overall organization to be more competitive.  Also, on May 16, 2011, your company’s board of directors appointed J. Scott Sitter as President / CEO of Choice Bancorp, Inc. and its wholly-owned subsidiary, Choice Bank.  Sitter brings over 26 years of banking experience to this position, including 14 years as a Senior Credit Officer and 7 years as a Financial Examiner.  Together with Stan Leedle, the company’s Executive Vice President / Chief Credit Officer, we believe that your company has solid leadership at the top and a management team that can move your company forward.

As you are aware, the quality of the bank’s loan portfolio has been adversely impacted by a number of loan participations that were purchased in 2007 and 2008 from banks in the metro Minneapolis-St. Paul market.  The bank began recognizing loan losses from these participation loans in 2009, and the losses continued into 2010.  For the year ending December 31, 2010, your company is reporting a net loss of $5,083,000 ($2.35 per share).  Three significant items that impacted the poor operating results are as follows:

•

Provision for Loan Losses of $2,590,000

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Other Real Estate Write-Down of $1,545,000

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Deferred Tax Asset Valuation Allowance of $3,660,000

The high level of Provisions for Loan Losses allowed us to address the non-performing loans that were present as of December 31, 2009.  As of year-end 2009, the bank was reporting non-performing loans of $3,793,000.  Through aggressive collection efforts and recognition of net charge-offs, we have reduced the level of non-performing loans to $260,000 as of December 31, 2010.  In addition, our Allowance for Future Loan Losses now represents a healthy 2.16% of gross loans, which exceeds our peer group average.

The Other Real Estate write-down pertained to two separate properties in the Minneapolis-St. Paul area.  As of year-end 2009, the bank was reporting Other Real Estate Owned of $3,305,000.  During the year, the bank foreclosed on additional properties in the Minneapolis-St. Paul market valued at $2,127,000.  Through the sale of properties and this write-down, the bank has reduced its Other Real Estate account to $1,892,000 as of December 31, 2010.  We are also pleased to report that in the first quarter of 2011, the Other Real Estate account was further reduced to $1,042,000 through the $850,000 sale of an additional parcel.  Currently, the bank holds two parcels of Other Real Estate.  Both parcels have been recently appraised and are being carried at an amount less than the current appraised values.

Lastly, at the end of 2010, the bank established a Deferred Tax Asset Valuation Allowance of $3,660,000.  A Deferred Tax Asset account is established to recognize the value of federal and state net operating loss carry-forwards which will benefit the bank in future years.  Based on the historical losses that have been recognized since inception, it was determined that a valuation allowance be established until such time that the bank has exhibited an ability to generate adequate profits on a consistent basis.  Although the establishment of this valuation allowance had a significant adverse impact on 2010 earnings, the benefits associated with the net operating loss carry-forwards can still be recognized in future years, provided we establish a pattern of profitability.

On May 16, 2011, your company reported its net operating results for the first quarter ending March 31, 2011.  We are pleased to announce a net profit of $332,000 ($0.15 per share) for the quarter.  This compares favorably to our first quarter ending March 31, 2010 net income of $170,000 ($0.08 per share).  In addition, the bank’s total assets increased to $159.3 million as of March 31, 2011, compared to $122.9 million as of March 31, 2010.

As we continue to build on the success of our first quarter, your company’s board of directors, management, and dedicated staff appreciate your confidence and support.  We look forward to visiting with you on June 16, 2011.

Sincerely,

/s/ Rodney D. Oilschlager	/s/ J. Scott Sitter
Rodney D. Oilschlager Chairman of the Board	J. Scott Sitter President / CEO

This letter may contain forward-looking statements and information.  Actual results could differ materially from those indicated by such statement and information.  We face various risks that could adversely affect our ability to achieve the desired results.  Information regarding these risks and other cautionary statements is available on page 1 of Choice Bancorp’s Annual Report for year ended December 31, 2010.

CHOICE BANCORP, INC.
2450 Witzel Avenue
Oshkosh, Wisconsin 54904
(920) 230-1300

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PLEASE TAKE NOTICE that the annual meeting of the shareholders of Choice Bancorp, Inc. will be held at 9:30 a.m. local time on June 16, 2011 at the Hilton Garden Inn, 1355 West 20th Avenue, Oshkosh, Wisconsin.  The purposes of the annual meeting, all as more fully described in the attached proxy statement, are as follows:

1.

To elect six Class I directors for three-year terms expiring in 2014, one Class II director for a one-year term expiring in 2012 and one Class III director for a two-year term expiring in 2013;

2.

To transact any other business that may properly come before the meeting and any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of the director nominees named in the accompanying Proxy Statement.

Only shareholders of record of our common stock at the close of business on May 9, 2011 are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the accompanying postage paid envelope provided. You may also vote your shares through the internet by following the instructions set forth on the proxy card. Your right to vote in person at the meeting is not affected by returning the proxy card, or voting through the internet.

BY ORDER OF THE BOARD OF DIRECTORS,

Debra K. Fernau, Secretary

CHOICE BANCORP, INC.
2450 Witzel Avenue
Oshkosh, Wisconsin 54904
(920) 230-1300

PROXY STATEMENT FOR 2011
ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Date, time and place; adjournments

The annual meeting of the shareholders of Choice Bancorp, Inc. (the “Company”) will be held at 9:30 a.m. local time on Thursday, June 16, 2011 at the Hilton Garden Inn, 1355 West 20th Avenue, Oshkosh, Wisconsin.

Matters to be considered

The purposes of the annual meeting to enable the shareholders of the Company to elect six persons as Class I directors of the Company for three-year terms expiring in 2014, one person as a Class II director of the Company for a one-year term expiring in 2012 and one person as a Class III director for a one-year term expiring in 2013, as well as to transact such other business as may properly come before the meeting or any adjournments thereof.

Other matters

Your proxy grants authority to the holders thereof to vote in their discretion on any other matters that may properly come before the annual meeting (or any adjournments or postponements thereof.  The Company does not presently know of any other matters to be brought before the annual meeting.

Record date

The close of business on May 9, 2011 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. On that date there were 2,160,620 shares of Company common stock outstanding and entitled to vote.  Only shareholders of record as of the close of business on the record date will be eligible to vote at the annual meeting.

Voting rights of shareholders at the annual meeting

Shareholders of the Company are entitled to one (1) vote on each matter to be acted upon at the annual meeting for each share of Company common stock that they hold of record at the close of business on the voting record date.  Holders of warrants and options to acquire Company common stock that were outstanding (had not been exercised) as of the voting record date have no voting rights.

Quorum

The presence at the meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote will constitute a quorum for the transaction of business.

Vote required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting, which means that, as long as a quorum is present at the annual meeting, the individuals with the largest number of votes in favor of their election are elected as directors up to the maximum number of directors to be chosen in the election.  For this reason, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect in the election of directors.  Similarly, any votes attempted to be cast “against” a nominee will have no effect.

How to vote

You may vote in person by attending the annual meeting, by completing and returning a proxy by mail or by using the internet. To submit your proxy by mail, mark your vote on the enclosed proxy card (the “Proxy Card”), then follow the instructions on the Proxy Card. To submit your proxy using the internet, see the instructions on the Proxy Card and have the Proxy Card available when you access the internet website.  You may vote by internet until 11:59 p.m., Central Time, on June 14, 2011. If you are a shareholder of record and wish to vote in person at the Annual Meeting, you may do so. If you are the beneficial owner of shares held in “street name” by a broker and wish to vote in person at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your shares and bring such proxy with you to hand in with your ballot.

Shareholder of record versus beneficial owner

Some shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with the Company’s transfer agent, Illinois Stock Transfer Company, you are considered the “shareholder of record” with respect to those shares. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and are also invited to attend the special shareholder meeting. However, since you are not the shareholder of record, you may not vote those shares in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee authorizing you to vote those shares and deliver the proxy to the Secretary at or prior to the time of the annual meeting.

Prior to 2010, the election of directors was considered a routine proposal for which brokers and nominees could exercise their discretionary power to vote without direction by the beneficial owner of such shares.  Brokers and other nominees are no longer permitted to vote shares in the election of directors without direction from the beneficial owner of such shares.  Therefore, the Company urges shareholders who hold their shares in “street name” to follow their broker’s or nominee’s directions for providing instructions as to how the broker or nominee should vote their shares.

How shares will be voted

Shares represented by proxies will be voted at the annual meeting as follows:

Properly-completed proxies

Shares represented by a properly-completed proxy that contains voting instructions will be voted FOR or WITHHOLD the authority to vote in accordance with the instructions specified in the proxy.

Proxies without voting instructions

Shares represented by proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR the election of all nominees named herein.

Broker non-votes

Your broker cannot vote your shares for you unless you provide instructions to your broker on how to vote them. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not do this, your broker will not vote your shares at all (known as a “broker non-vote.”).

How to revoke your proxy

You may revoke your proxy at any time before it is voted, either by filing a written notice or revocation with the Secretary of the Company or with the acting secretary of the meeting or by oral notice given to the presiding officer during the meeting. If you submit a proxy, your presence at the annual meeting will not, in and of itself, revoke your proxy. However, if you attend the meeting and vote in person, the Company will consider your proxy to have been revoked.

Solicitation of proxies

The Company’s Board of Directors is soliciting your vote at the annual meeting and will bear the expense of providing proxy materials. The Company’s directors, officers, and other employees may solicit proxies by telephone, email or in person. They will not be paid any additional compensation for such solicitation. The Company will request brokers and nominees who hold shares of the Company’s common stock in their names to furnish proxy material to beneficial owners of such shares. The Company may reimburse such brokers and nominees for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Voting results

Preliminary voting results will be announced at the annual meeting, and the final voting results will be published in a Current Report on Form 8-K, which the Company will file with the SEC within four business days of the annual meeting.  A copy will also be posted on the Company’s website at www.choicebank.com.

ELECTION OF DIRECTORS

The Company currently has a 17-member Board of Directors.  Formerly there were 19 director positions but, after two vacancies were created by the resignations of Julie Leschke (effective January 26, 2011) and of Keith Pollnow (effective February 25, 2011) the Board determined to reduce its size to 17 members.  In May 2011, upon appointment of Mr. J. Scott Sitter as President and Chief Executive Officer of the Company, the Board determined to increase its size to 18 members to accommodate the further appointment of Mr. Sitter to the Company’s board.

The Company’s Board is “classified,” meaning that the directors are divided into three classes each consisting of approximately one-third of the entire board, and the directors in one of the three classes are elected by the shareholders each year to serve three-year terms.  At the time the Board reduced the total number of director positions to 17, it also adjusted the number of directors in each class so as to satisfy the requirement in its Bylaws that the number of directors in the three classes be as nearly equal as possible.  Also towards that end, Mr. Sitter was added as a Class III director.  Accordingly, as of the date of this Proxy Statement, there are six (formerly seven) Class I Directors, six Class II Directors and six Class III directors, whose current terms expire in 2011, 2012 and 2013, respectively.  In order to effect this “re-balancing” of the director classes, Mr. Troudt resigned from his position as a Class I Director and was appointed to fill the vacancy in Class II caused by the re-balancing and Mr. Sitter was appointed as a Class III director.  Mr. Troudt and Mr. Sitter are being nominated for election by the shareholders at the annual meeting to the Class II and Class III director positions, respectively, with terms expiring in 2012 and 2013, respectively.

Below is biographical information on the persons nominated for election at the annual meeting as well as the Company’s directors who will continue in office following the annual meeting.  All of the persons listed below also serve as directors of the Company’s wholly owned subsidiary, Choice Bank (the “Bank”).  They have all, except Mr. Sitter, served as directors of the Company since its organization in March 2010 and as directors of the Bank since the Bank was organized in 2006.  Mr. Sitter began serving as a director of the Company and the Bank in May 2011.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR TERMS EXPIRING IN 2014

Name, Age	Principal Occupation for the Past 5 Years

Kenneth Balda, 55

Mr. Balda owns and operates a truck repair/dealership business that he founded in 1986.  His company currently generates over $35 million in annual revenues and is consistently in the top quartile of performance for the industry.  Mr. Balda’s company now employs 160 employees with four dealership locations in Appleton, Green Bay, Oshkosh and Fond du Lac, Wisconsin.  Mr. Balda brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board.

Stephen Ford, 56

Mr. Ford has worked for Lapham-Hickey Steel Corporation for the past thirty-five years and, since 1998, and serves in the capacity of Executive Vice President.  Mr. Ford currently offices in Oshkosh, Wisconsin and is responsible for operations and sales in seven locations.  Mr. Ford brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board.

Richard Gabert, 67

Mr. Gabert  has been involved, since 1984, in the construction and management of large apartment complexes and commercial buildings. He is a lifelong resident of Winnebago County, Wisconsin.  Mr. Gabert brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board of directors.

Paul Getchel, 52

Mr. Getchel has been employed as a real estate agent for approximately 25 years, where he consistently ranks as one of the top sales agents in the Oshkosh market.  Mr. Getchel has also been involved as an investor in numerous local real estate development projects and investments.  Mr. Getchel brings business and sales experience, industry knowledge, customer focused experience, and a familiarity with local markets.

Randall Schmiedel, 43

Mr. Schmiedel is a life-long resident of Oshkosh, he is an entrepreneur who has been on instrumental in the start-up of eight private companies, each of which he remains the owner or a co-owner.  Mr. Schmiedel currently serves on the board of directors of the YMCA and The Paine Art Center.  He is also a member of South West Rotary, the Elks, the Chamber of Commerce, a past President of the Winnebago Apartment Association, and a volunteer for Meals on Wheels and the West Side Association.  Mr. Schmiedel brings to the Board considerable business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets.

Gerald Thiele, 48

Mr. Thiele is the Northwest Manager for Vista Window Company.  He directs the sales and marketing efforts for the window manufacturer in Illinois, Iowa, Indiana and Wisconsin. He previously was engaged in the wholesale distribution of exterior building products in Wisconsin through Prestige Wholesale Supply, a company that he founded in 1986 and expanded through an additional distribution center in 2002.  A Wisconsin native, Mr. Thiele has lived in Oshkosh for the past fifteen years.  He is a graduate of Green Lake High School and the University of Wisconsin – La Crosse, where he earned a bachelor of science degree in accounting, with a minor in marketing.  Mr. Thiele brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board.

NOMINEE FOR ELECTION AS A CLASS II DIRECTOR FOR A TERM EXPIRING IN 2012

Name, Age	Principal Occupation for the Past 5 Years

Mark Troudt, 50

Mr. Troudt currently serves as president of a manufacturing company and works on a part-time basis as the Bank’s Risk Management Officer. Beginning in 1985, Mr. Troudt served as a bank examiner for the Wisconsin Office of Commissioner of Banking, where his duties included working on field examinations for state chartered banks and trust companies.  In 1988, he became a credit/compliance officer with Valley Bank of Oshkosh (n/k/a M&I Marshall & Ilsley Bank) where he was responsible for various commercial lending, compliance and community reinvestment act activities.  Mr. Troudt took a similar position in 1994 as a vice president of F&M Bank in Oshkosh, Wisconsin, where he was employed until he left in 2000.  Mr. Troudt brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board.

NOMINEE FOR ELECTION AS A CLASS III DIRECTOR FOR A TERM EXPIRING IN 2013

Name, Age	Principal Occupation for the Past 5 Years

J. Scott Sitter, 49

Mr. Sitter has served as President and Chief Executive Officer of the Company and the Bank since May 2011 and as a Senior Vice President of the Company and the Bank since March 2010.  Prior to joining Choice Bank, Mr. Sitter spend 14 years as the Senior Credit Officer for an Oshkosh area community bank. Mr. Sitter brings business and management experience, industry knowledge, customer focused experience, knowledge of credit, risk management experience, and leadership and strategic planning experience to the Board.

DIRECTORS CONTINUING IN OFFICE

Name, Age	Principal Occupation for the Past 5 Years
Class II Directors (terms expiring in 2012)

Michael Hanneman, D.D.S., 54

Dr. Hanneman has been practicing dentistry in Oshkosh, Wisconsin since 1982.  He is a member of the Winnebago County Dental Association, Wisconsin Dental Association, Wisconsin Dental Association, American Dental Association, Academy of General Dentistry, as well as the American Academy of Cosmetic Dentistry. He also is a member of the Winnebago Chapter of the Seattle Study Club Dr. Hanneman also served as director of M&I-Western State Bank from 1990-1994, until it was acquired by Associated Bank.  Thereafter, he served for ten years on the Community Advisory Board of Associated Bank-Oshkosh. He is currently serving on the Marquette University School of Dentistry Alumni Board as treasurer. Dr. Hanneman is also currently on the Board of Directors of Oshkosh’s Grand Opera House Foundation. Dr. Hanneman brings a wide array of experience as a member and director of various groups and organizations.  He also offers extensive insight from his time on bank boards prior to joining the Bank.  Finally, through Dr. Hanneman’s other community activities, he is able to offer insight into the local markets we serve.

David A. Janssen, M.D. FACS, 51

Dr. Janssen is President and a co-owner of Fox Valley Plastic Surgery, S.C.  Since founding the practice in 1993, the company has provided plastic, reconstructive, and hand surgical services to 30,000 patients in the Fox Valley area of Wisconsin.  Dr. Janssen has served the medical community as the chief of surgery at Mercy Medical Center for four years. Dr. Janssen is a member of the American Society of Plastic Surgeons, The American Society for Aesthetic Plastic Surgery, The Rhinoplasty Society, the American Association for Surgery of the Hand, and the American Society of Laser Medicine and Surgery.  He has been on the board of directors of Affinity Health System , serving as president of the Physician Activities Committee for three years.  He is currently the Medical Director of Theda Clark Surgery Center-Oshkosh.  Dr. Jansen brings to the Board business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets.

Stanley Leedle, 55

Mr. Leedle has more than twenty-eight years of experience in the financial services industry, with more than ten of those years serving in the capacity of a senior lending officer.  He was involved in the application and capital campaign of the Bank since inception, and has served as Executive Vice President and Chief Credit Officer since opening of the Bank.  In February, 2011 Mr. Leedle was named President of the Bank [on an interim basis] as a result of the resignation of Keith Pollnow.  Mr. Leedle most recently served as Senior Vice President of Business Banking and Senior Lender at First Federal Capital Bank from 2003-2004.  While at First Federal Capital Bank, he was responsible for the management of all aspects of the business lending function for the Oshkosh office.  During his tenure at the Bank, he oversaw the growth of the loan portfolio from $0 to $38 million in approximately eighteen months.  Before joining First Federal Capital Bank, he spent approximately twenty years at several banking subsidiaries of Marshall & Ilsley Corporation.  Mr. Leedle brings business and management experience, industry knowledge, customer focused experience, knowledge of credit, risk management experience, and leadership and strategic planning experience to the Board.  His years of banking industry experience are invaluable to the Company and to the Bank.

Thomas Muza, 56

Until January 2011, Mr. Muza served as President of Muza Metal Products, a company he acquired from his father in 1997.  Under Mr. Muza’s ownership, Muza Metal Products doubled its sales volume during the past eight years and added approximately 50 employment opportunities for the Oshkosh community.  Prior to becoming its President, Mr. Muza had been employed by Muza Metal Products for approximately twenty years.  In the past year, Mr. Muza was also instrumental in attracting one of his company’s major vendors to Oshkosh from Appleton.  Mr. Muza brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board.  In addition, Mr. Muza also offers prior experience as the director of a regulated financial institution, Leach Credit Union, during the mid-1990s.

Arend Stam, 55

Mr. Stam has been employed with Oshkosh Corporation since 1979, where he has held numerous positions, including service representative, field service manager, regional sales manager, product manager, Director of Sales and Marketing, Director of Engineering, Vice President of Manufacturing Operations, and Vice President of Cost Reduction and Best Practices. He is currently General Manager of Construction Products.  Mr. Stam brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board.

DIRECTORS CONTINUING IN OFFICE

Name, Age	Principal Occupation for the Past 5 Years

Class III Directors (terms expiring in 2013)

Rodney Oilschlager, 60

Mr. Oilschlager, is President and co-owner of Midwest Real Estate Development Company and their other related entities.  He has been· actively engaged in the real estate construction, development and management business for the past 30 years.  Prior to coming to Oshkosh Mr. Oilschlager served seven years as a pilot in the United States Navy.  He is currently responsible for the overall administration of the company’s business and financial positions and oversees the company’s multi-family portfolio, valued at over $270 million with 100 employees. He currently serves as the Company’s Chairman of the Board.  Mr. Oilschlager brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board.  His more than 30 years of experience in running businesses provide him with the skills to lead the Board.

James Poeschl, 53

Mr. Poeschl is a professional trader in the stock and options market.  Mr. Poeschl served as Vice President and Secretary of Poeschl Industries, Inc., a furniture manufacturer and supplier to the music industry, from August 1989 until March 2002, when the business was sold. He was licensed as a Registered Investment Advisor from December 1995 to July 1997.  Mr. Poeschl brings business and industry knowledge to the Board.

Jeffrey Rogge, 49

Mr. Rogge has been actively engaged in his family's food distribution business since 1986, acquiring it in January 2000. He currently serves as President of the company and has recently expanded its operations to Omro, Wisconsin. He also serves as Vice President of Martin Lutheran Church in Oshkosh.  Mr. Rogge brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board.

Thomas Rusch, 65

Mr. Rusch has been actively engaged in the real estate development business for forty years, primarily in the holding of rental property in land development.  He is currently a partner with Director Richard Gabert in Gabert & Rusch Properties.  From 1997 to 2001, he served as a director for F&M Bank.  Mr. Rusch brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board.

John Supple III, 53

Mr. Supple is the founder and or co-owner of several restaurants and related businesses and currently serves as President of the Supple Restaurant Group, which operates four restaurants and is headquartered in Oshkosh, Wisconsin. His success in the industry has afforded him numerous awards, including the 2000 Small Business Person of The Year by The Oshkosh Chamber of Commerce, the Wisconsin Entrepreneur of the Year Retail 2004 by Marian College Business & Industry Awards, and the Small Business of The Year 2004 Award by the Appleton Post Crescent. Mr. Supple brings business and management experience, industry knowledge, customer and leadership experience, and a familiarity with local markets to the Board.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that, except for Stanley Leedle, J. Scott Sitter and Mark Troudt, each of the individuals who served as a director of the Bank and the Company during 2010, or who were appointed to the Board in 2011, satisfies the criteria for director independence established in accordance with the definition of independence in Rule 4200(a)(15) of the NASD listing standards.  Messrs. Leedle, Sitter and Troudt are not independent due to their status as officers and employees of the Bank and/or the Company.  During 2010, Julie Leschke and Keith Pollnow also served as directors of the Company and the Bank; Ms. Leschke was independent under the aforementioned standards while Mr. Pollnow, who also served as the Bank’s President and CEO during 2010, was not.

Board Committees

The Board has two standing committees: the Audit Committee and the Human Resources and Corporate Governance Committee (the “HR Committee”).  The Board is in the process of developing a written charter setting forth the specific duties, responsibilities and authorities of the Audit Committee and, in the future, may adopt a written charter for the HR Committee.  These charters will be made available in the “Investors” section of the Company’s website at www.choicebank.com as well as in filings it makes with the SEC, if required.  As discussed below in the sections entitled “Director Nominations,” the Board has not appointed a nominating committee.

Audit Committee

The Members of the Audit Committee are Gerald Thiele, Chairperson and Messrs. Ford, Muza, Poeschl, and Troudt, all of whom, with the exception of Mr. Troudt, are “independent” in accordance with the definition of independence in Rule 4200(a)(15) of the Nasdaq listing standards.  The Board has determined that it currently has two financial experts, Messrs. Thiele and Troudt, serving on the Audit Committee.  Such determination was based upon Mr. Thiele’s education and degree in accounting and upon Mr. Troudt’s experience as a bank examiner.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.

Human Resources and Corporate Governance Committee

The members of the Human Resource and Corporate Governance Committee (the “HR Committee”) are Arend Stam, Chairperson, and Messrs. Balda, Ford, Janssen, Getchel, Muza, Oilschlager and Thiele.  The Board has determined that, with the exception of Mr. Troudt, all of the members of the HR Committee satisfy the independence requirements of Nasdaq.

The functions of the HR Committee include oversight over the compensation of the Company’s senior executive officers, compensation policies and general corporate governance matters.  The HR Committee retained the services of legal and accounting consultants during 2010 in the development of its management incentive plan.

Board Leadership

The Board believes it is in the best interest of the Company and its shareholders to separate the CEO position from the Chairman of the Board position.  This leadership structure maximizes the independence and objectivity of the Board in carrying out its functions.

Risk Management Oversight

Oversight of risk management is a central focus of the Board and its committees.  The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The full Board regularly receives reports both from the Board committees and from management with respect to the various risks facing the Company, including the Bank, and oversees planning and responding to them as appropriate.  The Audit Committee currently has primary responsibility for oversight of financial risk and for oversight of the Company’s risk management process, including those relating to litigation and regulatory compliance.  The HR Committee is chiefly responsible for compensation-related risks.  The Bank’s Loan Committee has primary responsibility for credit risk and the committee’s duties include oversight of the Bank’s credit risk department.  The Bank’s Asset and Liability Management Committee actively measures and manages interest rate risk and is responsible for approving the Company’s asset/liability management policies and for overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings.

Director Attendance at Board and Committee Meetings

The Company became a bank holding company in March 2011.  The Company’s Board held two meetings during 2010.  All incumbent Company directors who were directors at those times attended both of those meetings.  The Company’s board committees did not meet in 2010.

The Bank’s board of directors (on which all of the Company’s directors also serve) held 12 meetings during 2010.  All incumbent Bank directors who were directors at those times attended 75% or more of the meetings of the Bank board of directors and committees on which they served during 2010.

Director Attendance at Annual Meeting

While the Company does not have any formal policy regarding director attendance at annual meetings of shareholders, it expects its directors to attend such meetings, subject to any scheduling or other conflicts. Neither the Company nor the Bank held an annual shareholders’ meeting in 2010.  All of the incumbent directors who were directors at such time attended the Bank’s 2009 annual meeting of shareholders and each nominee and continuing director is expected to attend the 2011 Annual Meeting.

Director Nominations

Historically, all nominations for election to the Bank board of directors were made by the Bank board itself and the Company expects this to continue to be the primary way in which nominations are made for the its Board.

The Board has not appointed a committee to identify potential nominees for director positions.  Due to the infrequent turnover among the directors, the Board does not believe it is necessary or appropriate at this time to establish a separate nominating committee.  The review of recommendations for and the selection of, nominees to Board membership is handled by the Board serving as a committee of the whole.  No nominating committee charter has been adopted by the Board serving in its capacity as a committee of the whole.

All of the persons nominated for election at the annual meeting were recommended for consideration by current members of the Board.

Shareholders who wish to nominate one or more persons to serve on the Board may do so in one of two ways: (i) by recommending the proposed nominee or nominees for consideration by the Board when identifying the candidates that will be nominated by the Board; or (ii) nominating the proposed candidates directly following the procedures set forth in the Company’s Bylaws.

Shareholder Recommendations

The Board does not have a formal process for considering shareholder recommendations for nomination to the Board because it believes that the informal consideration process has been adequate given the historical absence of shareholder nominations or proposals.  If shareholders were to recommend nominees for directors, the full Board would consider such persons.  The Board has generally identified nominees based upon suggestions by non-management directors, management members and/or shareholders.  The Board considers factors various attributes to be important for potential directors to have, including the individual’s integrity, general business background and experience, experience with the banking industry, and the ability to serve on the Board.  The Board does not evaluate proposed nominees differently based upon who made the proposal.

Shareholder Nominations

The Company’s Bylaws provide that shareholders may nominate persons for election to the Board by providing the Company with written notice of such nomination not more than 270 or less than 60 days prior to the Company’s annual shareholders meeting.  Such notice of a nomination must be accompanied by (i) information about the person making the nomination; (ii) information about the person or persons being nominated, including information that would be required under the Securities Exchange Act of 1934 and SEC rules thereunder if the person were being nominated by the Board; and (iii) the written consent of the person(s) nominated to serve on the Board if elected.  Reference is made to Section 3.5 of the Bylaws for a complete description of these requirements.  The Company may, but is not required to, include shareholder nominations in its annual meeting proxy statements.

Board Diversity

Although the Company does not have a formal policy on Board diversity, the Board believes that diversity is desirable to expand the Board’s collective knowledge and expertise relating to its business, as well as to evaluate management and positively influence its performance.  Accordingly, in carrying out its responsibilities for locating, recruiting and nominating candidates for election as directors, the Board expects to take into account diversity as one of the factors in its considerations.  Such considerations of diversity include geographic regions, professional or business experiences, gender, race, national origin, specialized education or work experience and viewpoints.

Shareholder Communications with the Board

The Board currently does not have a formal process for shareholders to send communications to the Board because it believes that informal methods are sufficient to communicate questions, comments and observations that could be useful to the Board.  However, Shareholders and other interested parties may communicate with any director by sending written correspondence addressed to such director in care of our Secretary, who will forward such correspondence to the relevant director or directors.  Such correspondence should be sent to:

Debra K. Fernau, Secretary
Choice Bancorp, Inc.
2450 Witzel Avenue
Oshkosh, Wisconsin 54904

REPORT OF THE AUDIT COMMITTEE

The Company was organized to serve as the holding company for the Bank as part of a reorganization that was approved by the shareholders of the Bank in August 2010 and consummated on March 10, 2011.  Upon consummation of the Reorganization, the Bank became a wholly owned subsidiary of the Company and former shareholders of the Bank became shareholders of the Company.  As of December 31, 2010, the date of the financial information contained in the Annual Report that accompanies this proxy statement, the Reorganization had not been consummated.  Thus, as of such date, the Company was a subsidiary of the Bank, had no shareholders other than the Bank, had no assets or liabilities, and had not conducted any business other than of an organizational nature.  Accordingly, the Company did not prepare financial statements for 2010 and the Company’s Audit Committee had no functions with respect to the audited financial statements for the year ended December 31, 2010.

Following is the report of the Audit Committee of the Bank’s board of directors:

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including the discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including matters required by Auditing Standards No. 61.  In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 114 and the auditors’ independence from management and the Corporation.  The Audit Committee has received the written disclosures and the letter from Wipfli, LLP required by the Independence Standards Board Standard No. 1 and has discussed with Wipfli, LLP the firm’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits.  The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  The Audit Committee held four meetings during fiscal 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Federal Deposit Insurance Corporation.

Gerald Thiele, Audit Committee Chair

Mark Troudt, Stephen Ford, Thomas Muza, James Poeschl, Thomas Rusch, Audit Committee Members

The Company’s Audit Committee has recommended and the Board has selected Wipfli, LLP to be the Company’s independent auditors for the year ending December 31, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as administered by the FDIC, requires the Bank’s executive officers, directors and 10% shareholders to file reports with the FDIC disclosing their ownership, and changes in their ownership of stock in the Bank. Copies of these reports must also be furnished to the Bank. Based solely on a review of these copies, the Bank believes that during 2010, its officers, directors and 10% shareholders complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.  Upon consummation of the Reorganization, these reports will now pertain to Company common stock and will be filed with the SEC rather than with the FDIC.

CODE OF ETHICS

The Company has not adopted a written Code of Ethics.  However, all of the Company’s directors, as well as its Chief Executive Officer and its Chief Financial Officer, hold director and/or officer positions with the Bank and, as such, are subject to the Bank’s existing Code of Ethics.  The Company’s Code of Ethics will be modeled on and substantially identical to the Bank’s.  The Company will provide a copy of the Code of Ethics upon written request to the Secretary.

If any substantive amendments are made to the Code of Ethics, or the Company grants any waiver or implicit waiver from any provision of the code, it will disclose the nature of the amendment on its website (www.choicebank.com) or in a Current Report on Form 8-K as required by applicable law.

EXECUTIVE COMPENSATION

The following Summary Compensation Table includes information concerning compensation for the years ended December 31, 2009 and 2010 for the CEO and for the next two most highly-compensated  executive officers who were serving in that capacity during 2010 and earned more than $100,000 in salary and bonus for the year.

The Company was organized as a subsidiary of the Bank in March 2010 and remained so until the Reorganization was completed in March 10, 2011.  All of the compensation information set forth below was paid by the Bank primarily for services rendered to the Bank in the years indicated.  We do not expect that the Company will have any employees or pay any compensation to its officers for the foreseeable future.

Name and Principal Position	Year	Salary	Bonus	Non-equity Incentive Plan Compen- sation	Option Awards	All Other Compen- sation	Total
Keith C. Pollnow* President & CEO	2010 2009	$144,296 142,000	$ — —	$ — 28,826	$12,250 —	$12,314 14,927	$168,860 185,753

Stanley G. Leedle Executive VP & CCO	2010 2009	145,164 138,894	— —	— 27,405	— —	11,381 9,716	156,545 176,015

John F. Glynn** Senior VP & CFO	2010 2009	120,253 46,442	— —	5,000 —	— 3,250	7,413 1,834	132,666 51,526
__________________

*

Information is provided in this table for Mr. Pollnow as required by SEC rules because he was Chief Executive Officer during 2010.  Mr. Pollnow resigned from his positions with the Company and the Bank in February 2011.

**

Mr. Glynn first became employed by the Bank on July 27, 2009.

The non-equity incentive plan is a performance-based plan that includes Mr. Leedle, and three other executive officers (as well as Mr. Pollnow until his resignation in February 2011).  Goals are established annually for loan growth, total deposit growth, demand deposit growth, and profitability.  The amounts shown for 2009 were earned in 2009 but paid in 2010 and the amounts shown for 2010 were earned in 2010 but paid in 2011.

The Bank sponsors a 401(k) profit sharing plan that is available to all employees.  During 2010, the Bank made matching contributions on behalf of each employee participant.  Executive officers were able to participate in the 401(k) profit sharing plan under the same terms available to all employees.

The table below provides the details of amounts in the “All Other Compensation” column for each named executive officer.  Under applicable SEC regulation, perquisites are not required to be reported because, valued at their incremental cost to us, they were in each case less than $10,000 in the aggregate.

	Mr. Pollnow		Mr. Leedle		Mr. Glynn
	2010	2009	2010	2009	2010	2009
Auto allowance	$600	$7,200	$700	$8,400	$0	$0
Life insurance premiums	3,270	2,757	559	485	2,321	1,126
Bank’s 401(k)
matching contributions	4,894	4,970	6,222	831	5,092	708
Director’s fees	3,550	0	3,900	0	0	0
TOTALS	$12,314	$14,927	$11,381	$9,716	$7,413	$1,834

Director Compensation

Beginning January 1, 2010, Bank directors received fees of $250 per board of directors meeting and $100 per committee meeting attended.  The following table shows the compensation paid to the directors of the Company, in their capacities as directors of the Bank, during 2010.  The Company’s directors did not receive any compensation for their services on the Board apart from their directors’ fees received from the Bank.  Bank directors received no fees or other form of remuneration for Board or committee meetings in 2009.

	Fees Earned or Paid in Cash		Fees Earned or Paid in Cash
Kenneth Balda	$ 4,250	Thomas Muza	3,650
Paul Getchel	4,000	David Janssen	4,000
Mark Troudt	4,400	John Supple III	3,450
Gerald Thiele	4,500	Jeffrey Rogge	3,450
Randall Schmiedel	3,550	James Poeschl	4,000
Richard Gabert	2,500	Rodney Oilschlager	4,900
Stephen Ford	4,800	Thomas Rusch	2,750
Michael Hanneman	3,000	Keith Pollnow*	3,550
Stanley Leedle	3,900	Julie Leschke**	3,900
Arend Stam	4,000		$72,550
		* Resigned February 2011.
		** Resigned January 2011

Employment Agreements

Keith Pollnow.  Prior to his resignation effective February 25, 2011, Mr. Pollnow had an employment agreement with the Bank.  This employment agreement was superseded by an Agreement of Resignation and Release between Mr. Pollnow and the Bank pursuant to which the Bank agreed to pay Mr. Pollnow’s regular salary and its share of Mr. Pollnow’s health insurance premiums through August 31, 2011.  The Agreement of Resignation and Release also contains a mutual release of claims and other non-economic terms typical of agreements of this type.

Stanley Leedle.  On January 1, 2010 the Bank entered into an employment agreement with Stanley G. Leedle regarding his employment as the Bank’s Executive Vice President and Chief Credit Officer.  The agreement is for an initial term of three years with certain exceptions.  Thereafter, the agreement will automatically renew annually unless either party elects to terminate the agreement by sending prior notice to the other party.

Mr. Leedle was appointed as President of the Bank on an interim basis effective February 25, 2011 until the appointment of J. Scott Sitter as permanent President on May 16, 2011, at which time Mr. Leedle resumed his duties as Executive Vice President and Chief Credit Officer.  Mr. Leedle’s employment agreement described in the following paragraphs was not amended or modified in connection with his appointment as Interim President or upon his resumption of duties as Executive Vice President and Chief Credit Officer.

Under the terms of the agreement, Mr. Leedle received an initial base salary of $135,000 per year. At any time during the term of the agreement our board may review and increase Mr. Leedle’s base salary as a result of that review.  His annual salary is $145,000 as of December 31, 2010. Mr. Leedle participates in the executive incentive bonus plan which allows an annual bonus of up to 35% of salary upon attainment of growth and profitability goals. Mr. Leedle also receives other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and a monthly allowance for automobile expenses of up to $700.  In addition, the Bank provides Mr. Leedle with country club membership fees of up to $800 per month at a club that the Bank’s board of directors deems to be appropriate.  Mr. Leedle’s agreement provides that he is entitled to 200 hours of paid time off each year and will be provided with term life insurance coverage with a term of not less than ten years and in an amount not less than $500,000.

Mr. Leedle’s employment agreement also provides that we will grant him options to purchase 20,000 shares of our common stock at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options, and vesting ratably over a three-year period from date of issuance.

In the event that Mr. Leedle is terminated, or elects to terminate his employment, in connection with a “change of control,” he would be entitled to receive a cash lump-sum payment equal to 100% of his “base amount” as defined in section 280G of the Internal Revenue Code.  In general, “base amount” means the executive’s annualized compensation over the prior five-year period.  Other than as a result of a “change in control,” if Mr. Leedle’s employment is terminated for any reason other than for cause, then we would be obligated to pay as severance, an amount equal to his annual base salary for the year during which his employment terminates. For example, had he terminated for one of the above reasons on December 31, 2010, Mr. Leedle would have received $145,000.

The agreement also generally provides for a one year non-competition and a one year non-solicitation provision that would apply following the termination of Mr. Leedle’s employment, regardless of the reason for such termination.

J. Scott Sitter.  The Bank and Mr. Sitter are negotiating the terms of an employment agreement to Mr. Sitter’s new role as President and Chief Executive Officer.  It is anticipated that the terms of the new agreement will be consistent with similarly-situated community bank executives and will be disclosed once they are finalized.

Stock Options

The following table is intended to provide additional information concerning option awards outstanding as of December 31, 2010. No stock options were granted in 2010. The Bank has not granted any stock awards.

Name	Grant Date	Number of securities underling unexercised option exercisable	Number of securities underlying unexercised option unexercisable	Option exercise price	Fair Value as of grant date	Option expiration date
Keith Pollnow*	01/01/2010	8,333	16,667	$ 10.00	$ 12,250	01/01/2020
	07/11/2006	25,000	0	10.00	99,750	07/11/2016

Stanley Leedle	01/01/2010	6,667	13,333	$ 10.00	$ 9,800	01/01/2020
	07/11/2006	20,000	0	10.00	79,800	07/11/2016

John Glynn	n/a	0	0	0	0	0

*

Information is provided in this table for Mr. Pollnow as required by SEC rules because he was Chief Executive Officer as of year-end 2010.  Mr. Pollnow resigned his positions with the Company and the Bank effective February 25, 2011.

In accordance with FAS 123(R), the fair value reflects the value as of the grant date, based on calculations using the Black-Scholes Method. The total amount is recognized as an expense by the Bank for financial statement purposes, amortized over the three-year vesting period. More details can be found in the Bank’s financial statements, which are included in the Company’s Annual Report that accompanies this proxy statement.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS, MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth, as of May 9, 2011, information regarding the beneficial ownership of shares of the Company’s common stock by directors, nominees for director and by all directors and executive officers as a group.  The are no persons known to the Company to own beneficially, directly or indirectly, more than 5% of the Company’s common stock.  Except as otherwise set forth in the footnotes, the persons listed below have sole voting and investment power with respect to all shares of the Company’s common stock owned by them.

Name	Number of Shares Beneficially Owned(1)	Percent of Class(2)
Kenneth Balda, Director	53,220(3)	2.4%
Stephen Ford, Director	23,730(4)	1.1%
Richard Gabert, Director	73,185(5)	3.4%
Paul Getchel, Director	28,410(6)	1.3%
John Glynn, CFO	1,967(7)	*
Dr. Michael Hanneman, Director	35,850(8)	1.7%
Dr. David Janssen, Director	54,650(9)	2.5%
Stanley Leedle, Executive Vice President, Chief Credit Officer and Director	66,417(10)	3.0%
Thomas Muza, Director	29,250(11)	1.3%
Rodney Oilschlager, Director (Chairman)	24,600(12)	1.1%
James Poeschl, Director	25,290(13)	1.2%

Jeffrey Rogge, Director	42,450(14)	2.0%
Thomas Rusch, Director	70,785(15)	3.3%
Randall Schmiedel, Director	33,500(16)	1.5%
J. Scott Sitter, President, CEO and Director	5,333(17)	*
Arend Stam, Director	24,090(18)	1.1%
John Supple, Director	24,690(19)	1.1%
Gerald Thiele, Director	48,450(20)	2.2%
Mark Troudt, Risk Management Officer, Director	44,620(21)	2.1%
All Directors and Executive Officers as a group	789,071(22)	31.4%
Keith Pollnow	69,217(23)	3.1%

__________________________

*

Less than 1%.

(1)

"Beneficial ownership" (as defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) includes shares for which the named individual has sole or shared voting or dispositive power. The numbers of shares shown for each individual includes shares held directly by that individual, as well shares held by, jointly with, or in trust for the benefit of, the individual's spouse and dependent children, which are reported on the presumption that the individual may share voting and/or investment power because of the family relationship. "Beneficial ownership" also includes shares for which the individual holds Organizer Warrants or Shareholder Warrants, described below, all of which are currently exercisable, and stock options that are currently exercisable or will become exercisable within 60 days of the date of this Report.

As of the date of this Proxy Statement, there are outstanding warrants to purchase a total of 645,120 shares of Company common stock, each of which represents the right of the holder thereof to purchase up to a specified number of shares of Company common stock at the exercise price on the terms and conditions specified therein.  These warrants were converted as of the March 10, 2011 reorganization date from substantially identical warrants to purchase Choice Bank common stock.  Of the outstanding warrants, 213,750 are “Organizer Warrants” with an exercise price of $10.00 per share expiring July 24, 2016 that were issued to certain members of the Bank’s organizing group, and 431,370 are “Shareholder Warrants” with an exercise price of $12.50 per share expiring July 24, 2012 that were issued to each shareholder who subscribed for Bank stock in its initial stock offering.

(2)

Percentage is based on 2,160,620 shares of common stock issued and outstanding as of the date of this report. Shares subject to warrants and currently-exercisable stock options are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by each individual and for all directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(3)	Includes 11,250 organizer warrants and 5,720 shareholder warrants.
(4)	Includes 11,250 organizer warrants and 5,580 shareholder warrants.
(5)	Includes 11,250 organizer warrants and 8,000 shareholder warrants.
(6)	Includes 11,250 organizer warrants and 2,860 shareholder warrants. Also includes 400 shares and 80 shareholder warrants held by Mr. Getchel’s spouse.
(7)	Includes 1,667 vested stock options.
(8)	Includes 11,250 organizer warrants and 4,100 shareholder warrants. Also includes 800 shares and 160 shareholder warrants held by Dr. Hanneman’s spouse.
(9)	Includes 11,250 organizer warrants and 6,400 shareholder warrants. Also includes 1,000 shares and 200 shareholder warrants owned by Dr. Janssen’s minor children.
(10)	Includes 11,250 organizer warrants, 4,750 shareholder warrants and 26,667 vested stock options. Also includes 250 shares and 50 shareholder warrants owned by Mr. Leedle’s spouse.
(11)	Includes 11,250 organizer warrants and 3,000 shareholder warrants.

(12)	Includes 11,250 organizer warrants and 2,100 shareholder warrants. Also includes 500 shares and 100 shareholder warrants owned by Mr. Oilschlager’s spouse.
(13)	Includes 11,250 organizer warrants and 2,340 shareholder warrants. Also includes 1,700 shares and 340 shareholder warrants owned by Mr. Poeschl’s spouse.
(14)	Includes 11,250 organizer warrants and 4,106 shareholder warrants.
(15)	Includes 11,250 organizer warrants and 7,600 shareholder warrants.
(16)	Includes 11,250 organizer warrants and 4,000 shareholder warrants.
(17)	Includes 3,333 vested stock options.
(18)

Includes 11,250 organizer warrants and 2,140 shareholder warrants.  Also includes 400 shares and 80 shareholder warrants owned by Mr. Stam’s spouse and 300 shares and 60 shareholder warrants owned by Mr. Stam’s minor child.

(19)	Includes 11,250 organizer warrants and 2,240 Shareholder Warrants. Also includes 1,200 shares and 240 shareholder warrants owned by Mr. Supple’s minor children.
(20)	Includes 11,250 organizer warrants and 6,200 shareholder warrants. Also includes 1,000 shares and 200 shareholder warrants owned by Mr. Thiele’s minor children.
(21)	Includes 11,250 organizer warrants, 3,500 shareholder warrants and 5,000 vested stock options.
(22)	21 persons; excludes shares owned by Mr. Pollnow.
(23)

Information for Mr. Pollnow is included in the table pursuant to SEC regulation because he was the Chief Executive Officer of the Company during 2010; however, Mr. Pollnow’s beneficial ownership is not included in the total for All Directors and Executive Officers as a Group due to his resignation from his positions with the Company and the Bank in February 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Bank, and their related interests, had loans outstanding in the aggregate amounts of $16.8 million and $14.6 million at December 31, 2010 and 2009 respectively.  During 2010 and 2009, $3.8 million and $1.2 million of new loans were made and repayments totaled $1.6 million and $1.5 respectively.  Management believes these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectability or present other unfavorable features.

There were no other transactions between the Bank and Bank directors that would be required to be reported for 2010.

On March 10, 2011, effective with the consummation of the reorganization of the Bank as a wholly owned subsidiary of the Company, the Company obtained a $290,000 line of credit from certain of its directors by issuing and selling to such directors $290,000 of promissory notes as described below (the “Director Notes”).  The following table identifies the directors who purchased Director Notes from the Company, the amount of Director Notes purchased by each of them, and the amount of the initial advance made by each of them on the Effective Date of the reorganization.  Unless there exists an event of default, the Company will be permitted prior to the maturity date to require the directors to make further advances from time to time, up to the aggregate $290,000 principal amount of the Director Notes, as the Company’s needs determine.

Director	Amount of Director Notes Purchased	Amount of Initial Advance
Kenneth Balda	$ 100,000	$ 50,000
Mark Troudt	60,000	30,000
Richard Gabert	40,000	20,000
Thomas Rusch	40,000	20,000
Thomas Muza	20,000	10,000
Rodney Oilschlager	20,000	10,000
Gerald Thiele	10,000	5,000
TOTAL	$ 290,000	$ 145,000

The following are some of the terms of the Director Notes that are material to the Company: (i) the interest rate on the Director Notes is fixed at 6.00% per year; (ii) the Director Notes mature on March 10, 2014; (iii) interest on the Director Notes is payable at maturity; (iv) the Director Notes are unsecured obligations of the Company; (v) the Company’s obligation under the Director Notes is subordinated to other “senior indebtedness” of the Company, which generally refers to Company indebtedness for borrowed money, Company obligations secured by assets of the Company, and other indebtedness that does not, by its terms, specifically provide that it ranks equal or junior in right of payment to the Director Notes

The Director Notes do not contain any financial covenants or restrictions on the activities of the Company or the Bank.

The only events of default under the Director Notes are the Company’s (i) insolvency, filing of a bankruptcy or other similar circumstances; or (ii) failure to pay principal and interest on the Director Notes on the maturity date or, if the Company is required to obtain regulatory approval for such payment, the date such regulatory approval is obtained.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents fees for professional services rendered by Wipfli, LLP for audit of the Bank’s annual financial statements and other related professional services for the years ended December 31, 2010 and 2009:

	2010	2009
Audit fees	$ 54,272	$ 76,940
Audit-related fees	3,644	11,128
Tax fees	4,573	5, 812
All other fees	27,528	25,989
Total	$ 90,017	$ 119,869

Audit fees paid to Wipfli, LLP in 2010 include services for the 2009 audit and review of the 2009 Form 10-K, preliminary work for the 2010 audit, and review of Form 10-Q for the quarters ended March 31, June 30, and September 30, 2010.  All other fees relate to the review of registration documents for the formation of a Bank holding company and related consultations.

Audit fees paid to Wipfli, LLP in 2009 include services for the 2008 audit and review of the 2008 Form 10-K, preliminary work for the 2009 audit, and reviews of Form 10-Q for the quarters ended March31, June 30, and September 30, 2009.  Audit-related fees include consultations related to SOX 404 readiness and application of general accepted accounting principles.  All other fees relate to the facilitation of a strategic planning session and related consultations.

The Audit Committee has considered whether the provision of other non-audit services is compatible with the independent auditors’ independence and satisfied itself as to the auditors’ independence.

Representatives of Wipfli, LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee pre-approved all audit and allowable non-audit services provided by the independent auditors in accordance with policies and procedures established by the Audit Committee, which include review of the engagement letter and setting a budget for each type of service.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to have included in the Company’s proxy statement and form of proxy relating to the Company’s 2012 annual shareholders meeting, must be received by the Company’s Secretary no later than January 17, 2012.  Unless a shareholder proposal is received by the deadline for inclusion in the proxy statement, and otherwise meets the requirements of Rule 14a-8 under the Securities Exchange Act, such proposal will not be included in the Company’s 2012 annual meeting proxy statement but may, if it is otherwise proper, be considered at the 2012 annual meeting.  Under the Company’s Bylaws, any shareholder proposal or nomination for election of a person to serve as a director must be received not earlier than 270 days and not later than 60 days prior to the Company’s 2012 annual shareholders’ meeting.

Choice Bancorp, Inc. [logo]	CHOICE BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 16, 2011 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHOICE BANCORP, INC.

You can vote in one of two ways:
1) By Internet, 2) By Mail.

See below for instructions

IF YOU ARE NOT VOTING BY INTERNET, COMPLETE
THE REVERSE SIDE OF PROXY CARD, DETACH
AND RETURN IN THE ENCLOSED ENVELOPE TO:

IST Shareholder Services
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN

DETACH PROXY CARD HERE

(continued on reverse side)

VOTER CONTROL NUMBER

TO VOTE BY INTERNET

Your internet vote is quick, confidential and your vote is immediately submitted.  Just follow these easy steps:

1.  Read the accompanying Proxy material.

2.  Visit our Internet voting site at proxy.ilstk.com, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields.  Your Voter Control Number is shown above.

Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, June 14, 2011 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

The Internet voting page is a “secured” web site.  Your software and/or Internet provider must be “enabled”
to access this site.  Please call your software or Internet provider for further information if needed.

If You Vote by INTERNET, Please Do Not Return Your Proxy Card By Mail

CHOICE BANCORP, INC.	REVOCABLE PROXY – CHOICE BANCORP, INC. Annual Meeting of Stockholders, June 16, 2011

The undersigned hereby appoints J. Scott Sitter, Stanley G. Leedle and each of them, with full powers of substitution in each, to act as proxies for the undersigned, to vote all shares of common stock of Choice Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the annual meeting of stockholders (the “Annual Meeting”), to be held at the Hilton Garden Inn, 1355 West 20th Avenue, Oshkosh, Wisconsin on Thursday, June 16, 2011 at 9:30 a.m., and at any and all adjournments thereof, as follows:

☒   PLEASE MARK VOTES AS IN THIS EXAMPLE

1.  The election as Director of the nominees listed

		FOR	WITHHOLD		FOR	WITHHOLD
	01 Kenneth Balda	☐	☐	05 Randall Schmiedel	☐	☐
	02 Stephen Ford	☐	☐	06 J. Scott Sitter	☐	☐
	03 Richard Gabert	☐	☐	07 Gerald Thiele	☐	☐
	04 Paul Getchel	☐	☐	08 Mark Troudt	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the listed nominees.  If any other business is presented at the annual meeting, this proxy will be voted by those named in this proxy in accordance with the determination of the board of directors.  At the present time, the board of directors knows of no other business to be presented at the annual meeting.  This proxy confers discretionary authority on the holders thereof to vote with respect to the election of any person as director where the nominee is unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting

Should the undersigned stockholder be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned stockholder acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeing and a Proxy Statement.

SIGNATURE	DATE	SIGNATURE	DATE

Please sign exactly as your name appears on this Proxy.  When shares are held by joint tenants, both should sign.  When signing as attorney, personal representative, administrator, trustee or guardian, please give full title as such.  If a corporation or partnership, please sign in full corporate name, by the President, other authorized officer, or by an authorized person.

DETACH PROXY CARD HERE

ATTENTION SHAREHOLDERS
INTERNET VOTING

You can now submit your Proxy via the Internet and have your vote recorded.

•  Why use the Internet

— Internet Voting is timelier.

— It saves the Company ever-rising costs of business reply

     postage.

— You can change your vote by re-voting at any time.

— It is simple and easy to use.

•  Instructions for Internet Voting can be found on the reverse side.

•  The Internet Voting Website is:  proxy.ilstk.com